UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 20, 2007

VWR International, Inc.

Delaware	333-118658	91-1319190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(Address of principal executive offices)
(Zip Code)

(610) 431-1700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On June 20, 2007, VWR International, Inc. announced that it (through one of its indirect, wholly owned subsidiaries) has entered into a definitive agreement to acquire Bie & Berntsen A-S, a Danish scientific laboratory supply distributor.  The closing of the transaction is subject to customary closing conditions, including the receipt of regulatory approvals. The transaction is expected to be completed in July 2007, and will be funded with available cash.

Bie & Berntsen is a distributor of laboratory equipment, chemicals and consumables to customers in the pharmaceutical, biotech, healthcare and environmental sectors in Denmark.  Bie & Berntsen also offers a wide portfolio of value-added services to its customers, including technical training and consultancy services, product servicing, calibration and repair.

Bie & Bernsten had revenues of approximately US$ 27 million for the year ended December 31, 2006, and has approximately 90 employees, all of whom are based in Denmark.

This Current Report on Form 8-K includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management's current expectations and beliefs concerning future developments and their potential effects upon VWR International, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption "Item 1A. Risk Factors" and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2006 and the Company's other reports on file with the Securities and Exchange Commission. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR INTERNATIONAL, INC.
Date: June 21, 2007
	By:	/s/ Gregory L. Cowan
Name: Gregory L. Cowan
Title: Vice President and Corporate Controller